Exhibit 77(a)(6)

ING INVESTORS TRUST

AMENDMENT #58 TO THE AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES
OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, hereby abolish the ING LifeStyle Aggressive Growth Portfolio, the ING LifeStyle Conservative Portfolio, the ING LifeStyle Growth Portfolio, the ING LifeStyle Moderate Growth Portfolio, and the ING LifeStyle Moderate Portfolio, and the establishment and designation thereof, there being no shares of each such series currently outstanding.

Dated:  __October 26, 2009________

_/s/ Colleen D. Baldwin____________ Colleen D. Baldwin, as Trustee	_/s/ J. Michael Earley______________ J. Michael Earley, as Trustee
_/s/ John V. Boyer________________ John V. Boyer, as Trustee	_/s/ Patrick W. Kenny______________ Patrick W. Kenny, as Trustee
_/s/ Patricia W. Chadwick__________ Patricia W. Chadwick, as Trustee	_/s/ Shaun P. Mathews_____________ Shaun P. Mathews, as Trustee
_/s/ Robert W. Crispin_____________ Robert W. Crispin, as Trustee	_/s/ Sheryl K. Pressler______________ Sheryl K. Pressler, as Trustee
_/s/ Peter S. Drotch________________ Peter S. Drotch, as Trustee	_/s/ Roger B. Vincent______________ Roger B. Vincent, as Trustee